Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Fourth Quarter 2009 Financial Results

NASSAU, THE BAHAMAS, February 24, 2010 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the fourth quarter and year ended December 31, 2009.

Steiner Leisure's revenues for the fourth quarter ended December 31, 2009 increased 1.0% to $124.9 million from $123.7 million during the comparable quarter in 2008. Net income for the fourth quarter of 2009 was $10.9 million compared with $11.8 million for the same quarter in 2008. In the fourth quarter of 2009, we began recognizing breakage related to gift certificates using the redemption recognition method. As a result, during the fourth quarter of 2009, we recorded an increase to revenues and net income of approximately $1.3 million.

Earnings per share for the fourth quarter ended December 31, 2009 was $0.73 per share, compared with $0.79 per share for the comparable quarter in 2008. The earnings per share data are presented on a diluted basis.

Revenues for the year ended December 31, 2009 decreased 9.3% to $490.6 million from $540.8 million in 2008. Net income for the year ended December 31, 2009 was $38.0 million compared with $45.9 million in 2008.

Earnings per share for the year ended December 31, 2009 was $2.56 per share compared with $2.96 per share in 2008. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider of spa services.  The Company's operations include shipboard and land-based spas and salons.  We provide our services on 126 cruise ships and 67 land-based spas.  Our land-based spas include resort spas, urban hotel spas and day spas and are operated under our Elemis(r), Mandara(r), Chavana(r), Bliss(r) and Remede(r) brands.  In addition, a total of 26 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the Company.  Our cruise line and land-based resort customers include Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Harrah's Entertainment, Hilton Hotels, Holland America Line, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Norwegian Cruise Line, Planet Hollywood, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Sofitel Luxury Hotels, St. Regis Hotels and Resorts, W Hotels and Resorts and Westin Hotels and Resorts.  Our Elemis Limited subsidiary manufactures its Elemis brand products for use in our cruise ship and land-based spas.  This top quality European line of beauty products, as well as our Bliss and Remède brands, are also distributed worldwide to exclusive hotels, salons, health clubs, department stores and destination spas.  Our products are also available at www.timetospa.com and www.blissworld.com.

Steiner Leisure also owns and operates five post secondary schools (comprised of a total of 17 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; Westminster and Aurora, Colorado; and Groton, Newington and Westport, Connecticut. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, February 25, 2010. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, February 25, 2010 (approximately 3 hours after the call takes place) through Thursday, March 4, 2010 at approximately 5:00 pm (EST). You may reach it by dialing (402) 220-3900 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Services	$87,146	$83,976	$343,545	$360,819
Products	37,794	39,721	147,032	179,950
Total revenues	124,940	123,697	490,577	540,769

Cost of Sales:
Cost of services	70,138	68,394	277,371	294,908
Cost of products	25,584	21,806	106,817	119,005
Total cost of sales	95,722	90,200	384,188	413,913
Gross profit	29,218	33,497	106,389	126,856

Operating Expenses:
Administrative	7,003	10,145	25,032	34,630
Salary and payroll taxes	9,386	10,430	38,218	42,029
Total operating expenses	16,389	20,575	63,250	76,659
Income from operations	12,829	12,922	43,139	50,197

Other Income (Expense):
Interest expense	(248)	(22)	(349)	(269)
Other income	31	109	216	463
Total other income (expense)	(217)	87	(133)	194

Income before provision for income taxes	12,612	13,009	43,006	50,391

Provision for income taxes	1,703	1,193	5,014	4,509

Net income	$10,909	$11,816	$37,992	$45,882

Income per share:
Basic	$0.75	$0.81	$2.61	$3.01
Diluted(1)	$0.73	$0.79	$2.56	$2.96

Weighted average shares outstanding:
Basic	14,640	14,664	14,577	15,253
Diluted	14,923	14,786	14,764	15,433

Notes:

  Reflects the impact of outstanding options with respect to a subsidiary's common stock of $126,000 for the three months ended December 31, 2008, and $244,000 and $190,000 for the years ended December 31, 2009 and 2008, respectively. In July 2009, the Company entered into a transaction with the holders of these stock options in which those stock options were exchanged for restricted share units of the Company.

STATISTICS

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Average number of ships served[1]:	122	128	124	128
Spa	100	97	99	96
Non-Spa	22	31	25	32

Average total number of staff on ships served:	2,089	2,135	2,080	2,077
Spa	1,918	1,913	1,887	1,844
Non-Spa	171	222	193	233

Revenue per staff per day[2]:	$397	$396	$408	$454
Spa	$407	$414	$423	$474
Non-Spa	$278	$241	$269	$295

Average weekly revenues:	$47,412	$46,222	$47,920	$51,538
Spa	$54,470	$56,923	$56,524	$63,528
Non-Spa	$15,180	$12,262	$14,397	$15,115

Average number of land-based spas operated[3]	51	50	50	52

Average weekly land-based spas revenues	$21,514	$22,203	$21,630	$26,243

Total schools revenues	$16,624,000	$14,072,000	$61,612,000	$50,575,000

Total wholesale and retail product revenues	$17,617,000	$17,226,000	$62,100,000	$74,340,000

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the year varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.